Exhibit 99

                             Press Release

                                 Dated

                             July 19, 2002










                              Press Release

Today's date: July 19, 2002                    Contact: Bill W. Taylor
Release date: Immediately                      Executive Vice President, C.F.O.
                                               (903) 586-9861

       JACKSONVILLE BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

     Jacksonville, Texas, July 19, 2002 - Jacksonville Bancorp, Inc.,
(NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB of Jacksonville, Texas today reported net income of $1.5 million, or $.83 per share diluted, for the three month period ended June 30, 2002. This represents a 53.1% increase in net earnings when compared to the same three month period a year earlier with reported earnings of $977,000 or $.52 per diluted share.

     For the nine month period ended June 30, 2002 net earnings reached $4.2 million or $2.31 per share diluted compared to $2.9 million or $1.53 per diluted share for the nine month period ended June 30, 2001.

     Jerry Chancellor, President and CEO stated, "We are pleased to report another profitable quarter. Our greatest percentage increase in income came from interest on mortgage-backed securities, where we recorded an increase of $429,000 or 62.2%. We also saw a strong increase in interest on loans receivable of $445,000, a 9.0% increase over the same quarter in 2001. Earnings were also enhanced by a decrease in interest on deposits of $33,000 for the comparable quarters even though deposit balances increased $88.4 million since June 30, 2001. Interest on FHLB advance also decreased $190,000 for the comparable periods."

     "The Company increased net interest income after provision for loan losses to $3.7 million, an increase of 47.3% compared to the quarter a year earlier."

     Total non-interest income increased $2,000 to $603,000 at June 30, 2002 from $601,000 at June 30, 2001. While fees and deposit service charges increased $64,000 and other non-interest income increased by $22,000, real estate operations, net decreased $84,000 for the comparable periods.

     Non-interest expense increased to $2.0 million at June 30, 2002 from $1.6 million for the quarter ended June 30, 2001. The increase was primarily due to an increase in compensation and benefits of $133,000; an increase of $8,000 in occupancy and equipment; amortization of intangible assets of $101,000 and an increase of $118,000 in other non-interest expense. A large part of the increase was attributable to the costs associated with the acquisition of the Carthage, Texas branch.

     At June 30, 2002, assets totaled $407.8 million, liabilities totaled $370.0 million and stockholders' equity amounted to $37.8 million.

     Jacksonville Bancorp, Inc.'s wholly owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas, and through its eight branch office network in Tyler (2), Longview (2), Palestine, Athens, Rusk, and Carthage.